Exhibit 6.4(b)

Amendment to Broker Dealer Services Agreement

This Amendment to Broker Dealer Services Agreement (this “Amendment”), dated as of February 27, 2020 (the “Amendment Date”), is by and between Commonwealth Thoroughbreds, LLC (“Company”) and North Capital Private Securities Corporation (“NCPS”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Agreement (as defined below).

Recitals

A.     Company and NCPS are party to that certain Broker Dealer Services Agreement, dated December 10, 2019 (the “Agreement”).

B.     The parties desire to modify and amend the Agreement, as set forth in this Amendment.

Amendment

Now, therefore, the parties agree as follows:

1.     Amendments. The Agreement is hereby amended as follows:

(a)     Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“If Company fails to make any payment when due then, in addition to all other remedies that may be available: (a) Company shall reimburse NCPS for all costs incurred by NCPS in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; and (b) if such failure continues for 10 days following written notice thereof, NCPS may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to Company or any other person or entity by reason of such suspension; provided that cumulative late payments are subject to the overall limits set forth in Exhibit B.”

(b)     Section 2.5 of the Agreement is hereby amended by adding the following as the last sentence to such section:

“For purposes of this Agreement, “Law” shall mean applicable law, rule, regulation, code or order.”

(c)     Exhibit B – Fees* to the Agreement is hereby deleted in its entirety and replaced with Exhibit B – Fees* attached to this Amendment and references in the Agreement to Exhibit B – Fees* shall be to Exhibit B – Fees* attached to this Amendment.

2.     Return of Fees. Within five business days of the Amendment Date, NCPS shall return to Company $10,000 in accountable due diligence fees advanced by Company to NCPS in connection with the signing of the Agreement.

3.     Miscellaneous.

(a)     The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b)     This Amendment and the exhibit attached hereto constitute the entire amendment to the Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement or any rights or claims thereunder.

(c)     In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d)     The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e)     This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of laws principles and shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof. Section 19 of the Agreement is incorporated herein by reference.

(f)     This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

In witness whereof, the parties have caused this Amendment to be executed effective as of the Amendment Date.

Commonwealth Thoroughbreds, LLC By: Commonwealth Markets, Inc., its Manager By: /s/ Brian Doxtator Name: Brian Doxtator Title: Chief Executive Officer	NORTH CAPITAL PRIVATE SECURITIES CORPORATION By: /s/ James P. Dowd Name: James P. Dowd Title: President & Chief Executive Officer

Exhibit B – Fees*

As compensation for the Services, Company shall pay NCPS:

1.	the escrow fees, pursuant to Escrow Agreements executed with NCPS in connection with the Offering; and

2.	a fee equal to (“Transaction Fee”):

a.	an amount equal to 1% of the gross proceeds of all series Offerings;

plus

b.	an amount equal to:

i.

7.5% of the gross proceeds of each series Offering until such time as NCPS has received $5,000 in the aggregate for each of the Series TF2019 Offering and the Series OL2018 Offering, for a total of $10,000 in the aggregate for both series Offerings;

thereafter, with respect to each future series Offering:

ii.	7.5% of the gross proceeds of each series Offering until such time as NCPS has received $1,000 in the aggregate for each such series Offering.

The Transaction Fee due for each series Offering will be payable at closing.

Upon Company’s request, NCPS will provide an accounting of actual fees and expenses incurred by NCPS in connection with the Offering from time to time during the Term, including as set forth in section 1 above (“Offering Expenses”), and a final statement of expenses at closing or prior to the termination of the Offering.

Company agrees that any Offering Expenses owed to NCPS may be deducted from the Offering proceeds at closing; however, Company’s obligation to pay or reimburse NCPS for the Offering Expenses included on the final statement of expenses is not conditioned upon a successful closing of the Offering.

*The fees payable under this Agreement, plus the other relevant fees attributable to any public offering (including any interest thereon), shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.